UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tyme Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TYME TECHNOLOGIES, INC.

17 STATE STREET—7TH FLOOR

NEW YORK, NY 10004

July 10, 2020

Dear Stockholders:

You are cordially invited to attend our 2020 Annual Meeting of Stockholders on Thursday, August 20, 2020 at 11:00 a.m. (Eastern Time). In an effort to make our meeting more accessible to our stockholders, we will be holding our Annual Meeting in a virtual meeting format only, via live audio webcast. You may attend, vote and submit questions during or in advance of the Annual Meeting via the Internet at https://www.cstproxy.com/tymeinc/2020. We have designed the format of the Annual Meeting to ensure that you are afforded the same rights and opportunities to participate as you would at an in-person meeting, using online tools to permit your access and participation. We believe that a virtual meeting will provide meaningful stockholder access and participation and also protect the health and safety of our stockholders, directors, officers and employees.

All stockholders of record of our common stock at the close of business on July 1, 2020, the record date, are entitled to notice of and to vote at this meeting and any postponement or adjournment thereof. It is important that your shares are represented at the Annual Meeting regardless of whether you plan to attend the virtual meeting. To ensure that you will be represented, we ask you to vote in advance as promptly as possible in accordance with the procedures described in the following Proxy Statement. If you attend the meeting, you may revoke your proxy if you wish and vote your shares during the meeting. Because the representation of stockholders at the Annual Meeting is very important, we thank you in advance for your participation.

Sincerely,
Steve Hoffman
Chief Executive Officer

Tyme Technologies, Inc.

17 State Street – 7th Floor

New York, NY 10004

Notice of Annual Meeting of Stockholders

Thursday, August 20, 2020 at 11:00 a.m. Eastern Time

To be conducted virtually live via the Internet at https://www.cstproxy.com/tymeinc/2020

The principal business of the Annual Meeting will be to:

1.	Elect three Class III directors for a three-year term;

2.	Conduct an advisory, non-binding vote to approve executive compensation;

3.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021; and

4.	Transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

You can vote at the Annual Meeting or any adjournment thereof online or by mail if you were a stockholder of record at the close of business on July 1, 2020. You may revoke your proxy at any time before its exercise at the Annual Meeting.

There is no physical location for the Annual Meeting. We are holding this meeting virtually live via the Internet. You will be able to attend online by visiting https://www.cstproxy.com/tymeinc/2020 at the meeting date and the time described above and in the accompanying proxy statement. You will need your 12-digit control number included on your Important Notice Regarding the Availability of Proxy Materials or proxy card to enter https://www.cstproxy.com/tymeinc/2020. To merely listen to the meeting, if you are within the U.S. and Canada, please dial toll-free +1-877-770-3647 or if outside the U.S. and Canada, please dial +1-312-780-0854 (standard rates apply), and enter the passcode that will be posted at https://www.cstproxy.com/tymeinc/2020. If you hold your shares through a bank, broker or other nominee, you will need to take additional steps to participate in the meeting, as described in the proxy statement.

By Order of the Board of Directors,
James Biehl Chief Legal Officer and Corporate Secretary

New York, NY

July 10, 2020

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on August 20, 2020 via Internet at

https://www.cstproxy.com/tymeinc/2020:

The Notice of Annual Meeting, Proxy Statement and our

2020 Annual Report to Stockholders are available electronically at

http://www.cstproxy.com/tymeinc/2020

Tyme Technologies, Inc.

Proxy Statement

i

ii

QUESTIONS AND ANSWERS

Why did I receive an “Important Notice Regarding the Availability of Proxy Materials”?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), Tyme Technologies, Inc., a Delaware corporation (“Tyme” or the “Company”), is making its proxy statement (this “Proxy Statement”) and its Annual Report for the fiscal year ended March 31, 2020 (the “Annual Report”) available electronically via the Internet at https://www.cstproxy.com/tymeinc/2020. On or before July 10, 2020, we mailed to our stockholders an Important Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and the Annual Report and how to vote. If you would like to receive a printed copy of the Proxy Statement, Annual Report and proxy card (together, the “Proxy Materials”), please follow the instructions included in the Notice. Upon request, we will promptly mail you paper copies of these materials free of charge.

What is the purpose of this document?

The Board of Directors (the “Board”) of the Company is making these Proxy Materials available to you in connection with its solicitation of proxies for use at our 2020 Annual Meeting of Stockholders (the “Annual Meeting”), or at any adjournment or postponement of the Annual Meeting. The Annual Meeting will occur on August 20, 2020 at 11:00 a.m. (Eastern Time). You may attend, vote and submit questions during or in advance of the Annual Meeting via the Internet at https://www.cstproxy.com/tymeinc/2020. We have designed the format of the Annual Meeting to permit that you are afforded the same rights and opportunities to participate as you would at an in-person meeting, using online tools to ensure your access and participation. We believe that a virtual meeting will provide meaningful stockholder access and participation and also protect the health and safety of our stockholders, directors, officers and employees.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock as of the close of business on July 1, 2020, the record date, may vote at the Annual Meeting. As of the record date, there were 126,610,446 shares of our common stock, par value $0.0001 per share (the “Common Stock”), outstanding. Each share of Common Stock is entitled to one vote.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, then you may hold shares of Tyme Common Stock in more than one account. You should vote all shares held in each of your accounts following the instructions on each Notice and described herein.

How do I gain admission to the virtual Annual Meeting or vote my shares at the virtual Annual Meeting?

Registered Stockholders: Shares Registered in Your Name

If your shares are registered in your name with the Company’s transfer agent, Continental Stock Transfer and Trust Company (“Continental”), and you wish to attend the virtual Annual Meeting, please go to https://www.cstproxy.com/tymeinc/2020, enter the control number you received on your Notice or proxy card and click on the “Click here to preregister for the online meeting” link at the top of the page. Just before the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration, which opens on August 17, 2020 at 11:00 a.m. (Eastern Time), is recommended, but not required, to attend.

If you do not have or misplace your control number, contact Continental at (917) 262-2373 or proxy@continentalstock.com.

Registered stockholders may also dial in to listen to the meeting. If you are within the U.S. or Canada, please call toll-free +1-877-770-3647 and if you are outside the U.S. and Canada, please call +1-312-780-0854

(standard rates apply), and enter the passcode that will be posted at https://www.cstproxy.com/tymeinc/2020. You will need your 12-digit control number to enter https://www.cstproxy.com/tymeinc/2020. By dialing in, you will not be able to vote or participate during the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. The Notice was forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record.

Beneficial owners who wish to attend the virtual Annual Meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to Continental, proxy@continentalstock.com. Beneficial owners who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting Continental, a beneficial holder will receive an e-mail before the meeting with a link and instructions for entering the virtual meeting. Beneficial owner should contact Continental at least five (5) business days before the meeting date.

Beneficial owners who do not obtain a legal proxy will still be able to attend the virtual Annual Meeting by (1) requesting a guest control number from Continental (email proxy@continentalstock.com) and then (2) visiting https://www.cstproxy.com/tymeinc/2020 or dialing-in to the meeting and entering the passcode that will be posted at https://www.cstproxy.com/tymeinc/2020. If you are within the U.S. and Canada, please call toll-free +1-877-770-3647 and if you are outside the U.S. and Canada, please call +1-312-780-0854 (standard rates apply). However, in either case, you will not be able to vote or participate during the meeting. You may be also required to provide proof of beneficial ownership.

How do I ask questions at the virtual Annual Meeting?

Stockholders have multiple opportunities to submit questions to the Company for the virtual Annual Meeting. Stockholders who wish to submit a question in advance may do so at https://www.cstproxy.com/tymeinc/2020 beginning on August 17, 2020 at 11:00 a.m. (Eastern Time), the day pre-registration opens. Stockholders may also submit questions online during the meeting at https://www.cstproxy.com/tymeinc/2020. The Company intends to answer as many questions that are germane to the meeting as time allows, but given time constraints, some questions may not be addressed during the virtual Annual Meeting.

What if during the Annual Meeting I have technical difficulties or trouble accessing the live webcast of the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. A phone number where you can obtain technical assistance will be made available on the day of the Annual Meeting.

What is the purpose of the Annual Meeting?

For stockholders to vote on the following proposals:

1.	To elect David Carberry, Douglas A. Michels and Paul L. Sturman as Class III directors, each for a three-year term;

2.	Conduct an advisory, non-binding vote to approve executive compensation;

3.	To ratify the appointment of Grant Thornton LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending March 31, 2021; and

4.	To transact any other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

How does the Board of Directors recommend I vote on these proposals?

The Board recommends that you vote:

•	“FOR” the election of David Carberry, Douglas A. Michels and Paul L. Sturman as Class III directors;

•	“FOR” the resolution to approve executive compensation; and

•	“FOR” the ratification of the appointment of GT as our independent registered public accounting firm for the fiscal year ending March 31, 2021.

Can I vote my shares without attending the Annual Meeting?

Stockholder of Record: Shares Registered in Your Name

Stockholders of record may vote their shares by proxy over the Internet or by mail. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may choose one of the following voting methods to cast your vote:

1.

BY INTERNET: To vote by Internet, follow the instructions on the Notice or proxy card. Internet voting before the Annual Meeting is available 24 hours a day, 7 days a week, until 11:59 p.m., Eastern Time, on August 19, 2020. Your Internet vote authorizes the named proxies below to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

2.

BY MAIL: To vote by mail, simply mark your proxy, date and sign it, and return it to the Company in the postage-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

The method by which you vote now will in no way limit your right to vote electronically at the virtual Annual Meeting if you later decide to attend.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

However, as discussed above, if you are a beneficial owner, you may not vote your shares at the meeting unless you obtain a legal proxy from your broker, bank or other nominee.

If I submit a proxy, how will it be voted?

When proxies are properly signed, dated and returned, the shares represented by the proxies will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, you give authority to Steve Hoffman, Ben R. Taylor and/or James Biehl to vote the shares in accordance with the recommendations of our Board as described above. If any director nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, then the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy.

Can I change my vote or revoke my proxy?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you can change your vote or revoke your proxy before it is exercised by:

•

written notice to our Corporate Secretary at Tyme Technologies, Inc., 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921; however, in light of disruptions caused by the COVID-19 pandemic, if you intend to revoke your proxy by providing such a written notice, we advise that you also send a copy via email to investorrelations@tymeinc.com;

•	timely delivery of a valid, later-dated proxy;

•	entering a new vote online before the cutoff time (11:59 p.m., EST, on August 19, 2020); or

•	attending and voting online during the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Your latest proxy submitted before the Annual Meeting is the one that will be counted, unless you are admitted to attend the Annual Meeting and vote your shares online during the meeting.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Nominee

If you are the beneficial owner of your shares, you must contact the broker, bank or other nominee holding your shares and follow their instructions to change your vote or revoke your proxy. You may also vote online during the Annual Meeting if you have obtained a legal proxy as described above.

What constitutes a quorum at the Annual Meeting?

The presence, by attendance at the Annual Meeting or by proxy, of the holders of a majority in voting power of the shares of our Common Stock issued and outstanding and entitled to vote at the Annual Meeting must be present or represented to conduct business at the Annual Meeting. You will be considered part of the quorum if you are represented by proxy or if you attend the virtual Annual Meeting.

Abstentions and withhold votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists. Proxies submitted by banks, brokers or other holders of record holding shares for you as a beneficial owner that do not indicate a vote for some or all of the proposals because that holder does not have voting authority and has not received voting instructions from you (so-called “broker non-votes”) are also considered “shares present” for purposes of determining whether a quorum exists. If you are a beneficial owner, these holders are permitted to vote your shares on the ratification of the appointment of our independent registered public accounting firm, even if they do not receive voting instructions from you.

What is the voting requirement to approve each of the proposals?

The following table summarizes the vote threshold required for approval of each item of business to be transacted at the Annual Meeting, provided that there is a quorum. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions (or, in the case of Proposal 1, withhold votes); (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the nominee is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal	Vote Required for Approval	Effect of Abstentions/ Withhold Votes (1)	Uninstructed Shares/ Effect of Broker Non-Votes (1)	Signed but Unmarked Proxy Cards (2)
1. Election of Directors	Plurality of Votes Cast	No effect	Not voted / no effect	Voted “For” each nominee

Proposal	Vote Required for Approval	Effect of Abstentions/ Withhold Votes (1)	Uninstructed Shares/ Effect of Broker Non-Votes (1)	Signed but Unmarked Proxy Cards (2)
2. Advisory Vote On Executive Compensation	Majority of shares present at the Annual Meeting or represented by proxy and entitled to vote thereon	Same effect as a vote “Against”	Not voted / no effect	Voted “For”

3. Ratification of appointment of independent registered public accounting firm	Majority of shares present at the Annual Meeting or represented by proxy and entitled to vote thereon	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.
(2)

If you sign and return your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

Under the rules of the NASDAQ Stock Market (“Nasdaq”), without voting instructions from beneficial owners, brokers will have discretion to vote on the ratification of the appointment of the independent registered public accounting firm but not on the other proposals. Therefore, for your voice to be heard, it is important that you vote.

Who pays for the cost of this proxy solicitation?

We will pay all the costs of preparing, mailing and soliciting the proxies. We will ask brokers, banks, voting trustees and other nominees and fiduciaries to forward any Proxy Materials to the beneficial owners of our Common Stock and to obtain the authority to execute proxies. We will reimburse them for their reasonable expenses upon request. In addition to mailing proxy materials, our directors, officers and employees may solicit proxies in person, by telephone or otherwise. These individuals will not be specially compensated.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We also will disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting.

How do I submit a stockholder proposal for consideration at next year’s annual meeting of stockholders?

For a proposal to be included in our proxy statement for the 2021 annual meeting of stockholders, you must submit it no later than March 12, 2021. Your proposal must be in writing and comply with the proxy rules of the SEC. As we plan to change our corporate headquarters and principal executive offices effective September 1, 2020, you should send your proposal to: Tyme Technologies, Inc., 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921, Attention: Corporate Secretary.

You also may submit a proposal that you do not want included in the proxy statement but that you want to raise at the 2021 annual meeting of stockholders. We must receive this type of proposal in writing on or after April 22, 2021, but no later than May 22, 2021.

As detailed in our Amended and Restated By-laws (our “By-Laws”), to bring a proposal other than the nomination of a director before an annual meeting of stockholders, your notice of proposal must include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the text of the proposal or business (including the exact text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the exact text of the proposed amendment), (iii) a description of any material interest of such stockholder or such beneficial owner and the respective affiliates and associates of, or others acting in concert with, such stockholder or such beneficial owner in such business, (iv) any other information relating to such stockholder and such beneficial owner, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal and pursuant to and in accordance with Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (v) the other information described in Article II, Section  9(b) of our By-Laws.

How do I recommend a director nominee?

If you wish to nominate an individual for election as director at the 2021 annual meeting of stockholders, we must receive your written nomination on or after April 22, 2021, but no later than May 22, 2021. As we plan to change our corporate headquarters and principal executive offices effective September 1, 2020, you should send your nomination proposal to: Tyme Technologies, Inc., 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921, Attention: Corporate Secretary.

As detailed in our By-Laws, for a nomination to be properly brought before an annual meeting, your notice of nomination must include: (i) the name, age, business address and, if known, residence address of each proposed nominee, (ii) the principal occupation or employment of each such nominee, (iii) the class and number of shares of Tyme Common Stock that are, directly or indirectly, owned, beneficially or of record, by each nominee, (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among (x) the stockholder, the beneficial owner, if any, on whose behalf the nomination is being made and the respective affiliates of, or others acting in concert with, such stockholder and such beneficial owner, on the one hand, and (y) each proposed nominee, and his or her respective affiliates and associates, or others acting in concert with such nominee(s) on the other hand, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made or any affiliate or associate thereof or person acting in concert therewith were the registrant for purposes of such Item 404 and the proposed nominee were a director or executive officer of such registrant, (v) such other information concerning each nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Exchange Act or applicable law, (vi) the written consent of the nominee to serve as a director if elected, and (vii) the other information as specified in Article II, Section 10(b) of our By-Laws, including in regards of the proposing stockholder and the beneficial owner, if any, on whose behalf the nomination is made.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and By-Laws provide that the number of directors to hold office at any time may be determined from time to time by resolution of our Board. Our Board has set the size of the Board at eight members. As previously disclosed by the Company, Tommy G. Thompson resigned from the Board effective February 29, 2020. As such, there is currently a vacancy on the Board. Our Nominating and Corporate Governance Committee is actively seeking new Board talent and may engage a third-party search firm to help identify and evaluate potential candidates.

As discussed below under “Corporate Governance—Leadership and Board Structure,” our Board is divided into three classes, designated as Class I, Class II and Class III. Upon the expiration of the initial term of office for each class of directors, each director in that class will be elected for a three-year term and serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Because of our classified board structure, we are only nominating our incumbent Class III directors, whose terms expire this year, for reelection at the 2020 Annual Meeting. Although there is a vacancy on the Board, stockholders cannot vote for a greater number of persons than the three nominees named at the 2020 Annual Meeting.

The table below sets forth information with respect to our directors as of July 1, 2020:

Name	Age	Date Elected to our Board of Directors
Class III Directors - Term Expiring at the 2020 Annual Meeting
David Carberry	67	March 30, 2017
Douglas A. Michels	63	October 1, 2018
Paul L. Sturman	59	March 2, 2017
Class I Directors - Term Expiring at the 2021 Annual Meeting
Donald W. DeGolyer	59	May 24, 2018
Steve Hoffman	57	March 5, 2015	*
Class II Directors - Term Expiring at the 2022 Annual Meeting
Gerald H. Sokol	77	March 10, 2015
Timothy C. Tyson	68	March 10, 2015

*

Mr. Hoffman served as a director of Tyme, Inc. (our subsidiary) since its formation on July 26, 2013 and has served as director of the Company since the completion of the merger on March 5, 2015 among us, our wholly-owned subsidiary formed for the purposes of completing the merger, Tyme, Inc. and certain other parties.

The terms of our three Class III directors expire at the 2020 Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee and after consideration by the full Board, our Board has nominated Messrs. Carberry, Michels and Sturman for re-election as Class III directors. Biographical information for each director and director nominee is contained below. If elected at the Annual Meeting, each of these nominees will serve for a three-year term expiring at the 2023 annual meeting of stockholders and until his successor has been duly elected and qualified or until his earlier death, resignation or removal. Messrs. Carberry, Michels and Sturman have agreed to serve if elected, and we have no reason to believe that any of the nominees will be unable to serve. If a nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless our Board chooses to reduce the number of directors serving on our Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the election of Messrs. Carberry, Michels and Sturman as Class III directors.

The following is a brief biographical summary of the experience of our directors and director nominees:

Nominees for election at our 2020 Annual Meeting with terms expiring at the 2020 Annual Meeting.

David Carberry has been a member of our Board since March 2017. Mr. Carberry is a retired healthcare financial executive with over 40 years of experience in the industry. Most recently, from April 2012 to June 2016, Mr. Carberry was the Chief Financial Officer of Excellis Health Solutions, LLC, a consulting and software solutions company focused on the healthcare industry. Before that, Mr. Carberry was Chief Financial Officer of Aldagen, a biopharmaceutical company, from 2008 to 2011. Mr. Carberry also served in a number of financial oversight roles within Johnson & Johnson and related divisions between 1981 and 2008, including Vice President, Finance of Independence Technology L.L.C., Johnson & Johnson/Merck Consumer Pharmaceuticals, a joint venture, and Vice President, Finance of Johnson Health Care Systems, Inc., a healthcare account management and business services provider.

Our Board believes that Mr. Carberry’s deep understanding of large pharma and healthcare finance, research and development, strategy and operations enable him to make valuable contributions to the Board.

Douglas A. Michels has been a member of our Board since October 2018. Mr. Michels is the former President and Chief Executive Officer of OraSure Technologies, Inc., beginning in June 2004 and retiring in March 2018. Mr. Michels brings considerable expertise and executive leadership skills in the having nearly thirty years of experience in pharmaceutical industry having spent time with OraSure Technologies, Inc., Johnson & Johnson and Abbott Laboratories. In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS. He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care. Mr. Michels is currently a director of West Pharmaceutical Services, Inc. (NYSE: WST), where he serves on the audit committee and as the chairman of the compensation committee. He is a past trustee for St. Luke’s University Health Network in Bethlehem, Pennsylvania, and served as a trustee at Miller-Keystone Blood Center, also in Bethlehem, Pennsylvania, until April 2019.

Our Board believes that Mr. Michel’s significant operational and senior management experience in the pharmaceutical industry, as well as his experience as a director on public and private boards, allow him to make valuable contributions to the Board.

Paul L. Sturman has been a member of our Board since March 2017. Mr. Sturman has worked in the healthcare industry in a variety of leadership positions. Mr. Sturman worked at Pfizer from January 2009 to September 2014 where he ran the Global Consumer Healthcare division, one of the largest over-the-counter healthcare products companies in the world. He also previously served at Johnson & Johnson from January 2007 to December 2008 as President of its North American Consumer Health division as well as numerous leadership roles in marketing, brand, and sales management with Warner Lambert. Since September of 2017, Mr. Sturman has served as Chief Executive Officer of Nature’s Bounty Co., a nutritional science products company. Mr. Sturman also briefly served as President and CEO of NJOY, Inc. (“NJOY”) from January 2015 to July 2016. On September 16, 2016, NJOY filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in U.S. Bankruptcy Court in Delaware. He was a member of the Board of Trustees of the Foundation for Morristown Medical Center from December 2012 to December 2017, which works to advance healthcare for patients by preserving and expanding programs and services in patient care, clinical research, medical and public health education, and preventive medicine.

Our Board believes that Mr. Sturman’s extensive experience in the pharmaceutical and consumer healthcare businesses, including his extensive experience in senior management, marketing, operations and strategy allow him to make significant contributions to the Board.

Directors continuing in office with terms expiring in 2021.

Donald W. DeGolyer has been a member of our Board since May 2018. Mr. DeGolyer is the founder, chief executive officer, and a director of Vertice Pharma, LLC, a specialty pharmaceuticals company focused on improving patients’ health, and has served in that role since 2015. He is also a director and member of the compensation committee of HLS Therapeutics Inc. (TSXV: HLS), a specialty pharmaceutical company listed on the TSX Exchange in Canada. Mr. DeGolyer has over 30 years of experience in the pharmaceuticals industry. He was previously the Chief Operating Officer of Endo Pharmaceuticals from 2013 to 2015 where he built a fast growing specialty pharmaceuticals business. He also served as President and CEO of Sandoz North America from 2010 to 2013 as it became the one of the largest generics companies in the world. Mr. DeGolyer began his career at Pfizer, Johnson & Johnson and then Novartis, progressing through various roles of increasing responsibility.

Our Board believes that Mr. DeGolyer’s significant experience in the pharmaceuticals industry and experience in founding and growing businesses allow him to make valuable contributions to the Board.

Steve Hoffman has been Chief Executive Officer and Chief Science Officer of the Company since March 2015. In these roles, Mr. Hoffman continues to supervise the development of our product candidates that he began with Tyme, Inc. and Luminant Biosciences, LLC (“Luminant”), wholly-owned subsidiaries of the Company. Prior to the establishment of Luminant in 2011, he held a variety of senior management positions with companies in the chemistry, aerospace and laser optics fields for over 25 years. Mr. Hoffman was a co-founder and, from 1993 to 2007, Chief Technology Officer of Mikronite Technologies Group Inc., a developer, licensor and marketer of material surfacing technologies for various manufacturing processes and applications. At Mikronite, Mr. Hoffman supervised its implementation of proprietary technology. His efforts on behalf of Mikronite were recognized by The Home Depot and Lowe’s with a Best New Product award and an Innovative Technology award from the New Jersey Manufacturers Association. Mr. Hoffman attended New York University and Rutgers University with a concentration in mechanical engineering from 1980 to 1984 and continued his studies under the direct supervision of the chairman of the physics department at the University of Michigan specializing in physics and electro-optics.

Our Board believes that Mr. Hoffman’s detailed knowledge of our Company since its founding and extensive executive experience in technology and science prior to joining Tyme provide a unique critical contribution of skills to the Board.

Directors continuing in office with terms expiring in 2022.

Gerald H. Sokol, MD, MSc, FCP has been a member of our Board since March 2015. He also serves on our Medical Advisory Board and as chairman of our Science Development Committee. Dr. Sokol attained his medical degree from Indiana University’s Combined Degree Program in Experimental Medicine together with a Master’s Degree in Pharmacology. He interned in medicine at Temple University and attended the U.S. Public Health Service Hospital in affiliation with the National Cancer Institute, Johns Hopkins and the University of Maryland completing training in internal medicine. He then completed training at the Massachusetts General Hospital, Harvard Medical School in Radiation Oncology, Medical Oncology and Clinical Pharmacology, attaining Board Certifications in Internal Medicine, Medical Oncology, Radiation Oncology, Clinical Pharmacology, and later Quality Assurance and Utilization Review. He also is certified in Skin Cancer Medicine from the University of Queensland. Dr. Sokol has been Chief of Radiation Oncology at the University of South Florida’s Tampa General Hospital and has built or contributed to building over ten cancer centers. He is a board member and partner of Florida Cancer Specialists and Research Institute. Dr. Sokol is a decorated retired Captain in the US Navy and served as a Commanding Officer at the Uniformed Services University. Dr. Sokol currently holds professorships in Medicine and Pharmacology at that institution. While maintaining a medical practice, Dr. Sokol served on the review staff of the FDA for over 27 years as a senior regulatory scientist and officer, composing over 300 white papers, IND and NDA reviews and opinion papers. Dr. Sokol has authored or coauthored over 100 books, book chapters, abstracts and papers on a multitude of clinical issues. He is a lifetime fellow and board member of the American Cancer Society and a fellow of the American College of Clinical Pharmacology.

Our Board believes that Dr. Sokol’s strategic insight and extensive experience in drug approval and development, and knowledge as a physician, allow him to make valuable contributions to the Board.

Timothy C. Tyson has been a member of our Board since March 2015. Mr. Tyson is currently Chairman and CEO of TriRx Pharmaceutical Services, LLC and Chairman at Icagen Inc. He served as Chairman and CEO of Avara Pharmaceutical Services from May 2015 to October 2018. He served as Chief Executive Officer and Executive Chairman of Aptuit from 2008 to 2012 and non-executive Chairman from 2012 to 2016. Mr. Tyson served as the Chief Executive Officer of Valeant Pharmaceuticals International (formerly, ICN Pharmaceuticals Inc.) from January 1, 2005 to February 1, 2008. He served as President of Valeant Pharmaceuticals International from November 2002 to February 1, 2008 and served as its Chief Operating Officer from November 2002 to December 2004. He served as President of Global Manufacturing and Supply for GlaxoSmithKline plc. from June 1998 to November 2002. From 1997 to 1998, Mr. Tyson served as GlaxoSmithKline’s Vice President and General Manager of Business Operations. During his 14-year tenure at GlaxoSmithKline, he served in a variety of roles with broad international and domestic responsibilities, including significant management experience running two divisions: Glaxo Dermatology and Cerenex Pharmaceuticals. He was responsible for managing all sales and marketing for the U.S. operations, where he launched over 30 new products. Prior to his tenure at GlaxoSmithKline, Mr. Tyson served in a number of executive positions at Bristol-Myers Company in Operations and Research and Development. Before his tenure at Bristol-Myers, he served as a Manufacturing Manager for Procter & Gamble. He served as an Officer in the United States Army from 1974 to 1979 and spent 14 years in the United States Army Reserves. He has been Independent Non-Executive Chairman of Icagen, formerly Caldera Pharmaceuticals, since April 1, 2014 and has been a director since October 2013. He served or serves as Director for: the Pharmaceutical Research and Manufacturing Association; BICOM; the Chief Executive Officer Roundtable for the University of California at Irvine; the Dean’s Executive Forum at Cal State Fullerton; the Health Sector Advisory Board at Duke University; the Leadership Forum of the International Society of Pharmaceutical Engineers and as a visiting lecturer at Cambridge University. He served as a Director of Valeant Pharmaceuticals International from 2004 to February 1, 2008. In 2002, Mr. Tyson received a Bicentennial Leadership Award from the United States Military Academy at West Point and was named 2007 Alumnus of the Year at Jacksonville State University. Mr. Tyson received a Master in Business Administration and Master in Public Administration from Jacksonville State University in 1979 and 1976, respectively. He is also a 1974 graduate of the United States Military Academy at West Point.

Our Board believes that Mr. Tyson’s significant operational and senior management experience in the pharmaceutical industry, as well as his extensive experience as a director on public and private boards, allow him to make valuable contributions to the Board.

The Board of Directors recommends a vote “FOR” the election of Messrs. Carberry, Michels and

Sturman as Class III directors.

EXECUTIVE OFFICERS

The table below sets forth information with respect to our executive officers other than Mr. Hoffman as of July 1, 2020. Information regarding Mr. Hoffman can be found directly above under “Directors continuing in office with terms expiring in 2021.”

Name	Age	Position
James Biehl	56	Chief Legal Officer and Corporate Secretary
Dr. Giuseppe Del Priore	57	Chief Medical Officer
Dr. Jonathan Eckard	45	Chief Business Officer
Barbara C. Galaini	62	Principal Accounting Officer and Corporate Controller
Michele Korfin	48	Chief Operating Officer
Ben R. Taylor	43	President and Chief Financial Officer

The following is a brief biographical summary of the experience of our executive officers:

James Biehl has served as the Chief Legal Officer and Corporate Secretary of Tyme since September 2018. Mr. Biehl served as a member of our Board from March 2017 to September 2018. Prior to joining the Company, Mr. Biehl had been a partner at the law firm of Drinker Biddle & Reath LLP since 1998 in the Corporate and Securities Group. As a corporate lawyer with over 30 years of experience representing public and private companies with structuring, negotiating and managing sophisticated securities and corporate transactional matters, he has extensive experience with federal and state securities laws, public debt and equity financings, mergers and acquisitions, corporate venture transactions, joint ventures and strategic alliances, emerging company formation and management, and corporate governance matters. Mr. Biehl’s industry experience includes representing big pharma, healthcare systems, healthcare consulting firms, consumer products, and medical device companies.

Dr. Giuseppe Del Priore has been Chief Medical Officer since November 2015. Before joining the Company, he served as founding National Director of Gynecologic Oncology at the Cancer Treatment Centers of America (CTCA) from October 2013 to July 2015 and as its Southeastern Regional Director from October 2013 to November 2015. Dr. Del Priore also served on our Advisory Board from April 2015 to November 2015. Prior to CTCA, from January 2010 to December 2013, Dr. Del Priore was a tenured Distinguished Professor and Director of Gynecologic Oncology at the Indiana University School of Medicine in Indianapolis, where he directed its gynecologic oncology fellowship program and continued to teach for years later. He previously also served as Director of Gynecologic Oncology at New York University Downtown Hospital, Montefiore Medical Center, and Bellevue Hospital in New York City, as well as Assistant Director of Gynecologic Oncology at New York University School of Medicine. Dr. Del Priore earned his Doctor of Medicine with Distinction in Research from State University of New York Downstate Medical Center in Brooklyn and was valedictorian of his medical school class. He studied at The City University of New York’s Brooklyn College in a combined Bachelor of Arts/Doctor of Medicine Program, earning both degrees in seven years. Dr. Del Priore graduated magna cum laude with a Bachelor of Arts in Philosophy. He received his Master of Public Health in Biostatistics and Epidemiology from the University of Illinois at Chicago and completed other training at Northwestern University, Memorial Sloan Kettering, and the University of Rochester. U.S. News and World Report, Castle-Connelly, and others named Dr. Del Priore one of its “Best Doctors” multiple times. He is an active researcher and prolific writer. He has authored and published more than 200 papers, book chapters and abstracts and written three books. He has served on several committees and organizations, including appointments at the Society of Gynecologic Oncologists and the Gynecologic Oncology Group, a National Cancer Institute Cooperative Group. He is also an examiner for the American Osteopathic Association Board of Obstetrics and Gynecology, Gyn Oncology subspecialty section.

Dr. Jonathan Eckard has been the Chief Business Officer of Tyme since March 2019. Prior to that appointment, Dr. Eckard, served as the Chief Scientific Affairs Officer since August 2017. Dr. Eckard has worked in the biotechnology sector and has over ten years of financial experience following the biotechnology equity capital markets, bringing to Tyme both important industry insights and an understanding of the healthcare equity markets. He was previously Chief Business and Strategy Officer of SELLAS Life Sciences, Ltd., a Bermuda-based late stage biopharmaceutical company focused on the development of novel cancer immunotherapies and therapeutics (“SELLAS”). Prior to his employment at SELLAS, Dr. Eckard worked at Barclays plc from March 2015 to October 2016, where he was a director and senior biotechnology analyst. Prior to that, Dr. Eckard covered small- and mid-cap companies in the biotechnology and specialty pharmaceutical sectors as an equity research analyst at Citigroup Inc. from July 2012 to March 2015, Leerink Partners LLC from April 2007 to June 2012 and HSBC Holdings plc from July 2005 to February 2007. Dr. Eckard has received multiple accolades over the course of his career, including Institutional Investor’s “Best Up-and Comer” and “Rising Star.” Prior to Dr. Eckard’s career in finance, Dr. Eckard conducted oncology research and taught at The New York University School of Medicine (“NYU Med”). Dr. Eckard earned his PhD in toxicology and carcinogenesis in 2005 and a master’s degree in toxicology in 2000 from NYU Med and a bachelor of science in biochemistry from Ohio University in 1996.

Barbara Galaini has served as the Principal Accounting Officer of Tyme since August 2018 and the Company’s Corporate Controller since April 2018. Before joining the Company, Ms. Galaini was the Chief Accounting Officer of the Americas for Avolon Holdings, a global aircraft leasing company from April 4, 2017 to April 4, 2018. Prior to that she was employed at CIT Bank for more than 25 years in various financial roles, including segment Chief Financial Officer and most recently as Senior Vice President and Controller of the Transportation Finance unit since 2009. Ms. Galaini has extensive experience in structured finance and leasing transactions, acquisition and divestitures and finance integration.

Michele Korfin has served as the Chief Operating Officer of Tyme since March 2019. She previously served as the Chief Commercial Officer beginning in October 2018. Ms. Korfin has over 20 years of experience in oncology, focused on drug development, product launches, oncology marketing strategy, commercial sales, market access and government affairs. Before joining the Company, from April 2016 to July 2018, Ms. Korfin was the Vice President of Market Access at Kite Pharma, where she oversaw the market access strategy, including payer relations, reimbursement and government affairs for Yescarta®, the first approved CAR-T therapy in lymphoma. Prior to joining Kite, from 2004 to March 2016, Ms. Korfin spent more than a decade at Celgene in a variety of key strategic and operational roles, including head of the oncology sales force and overseeing the global development programs for REVLIMID® in Lymphoma and Chronic Lymphocytic Leukemia (“CLL”). While leading the global development programs for REVLIMID® in Lymphoma and CLL, Ms. Korfin focused on bridging pre-clinical science, translational medicine, clinical development and oversaw the path to successful regulatory approvals. She is also on the board of trustees of BioNJ, an organization that represents the biotechnology industry for New Jersey.

Ben R. Taylor has been President and Chief Financial Officer since April 2017. He has 20 years of life sciences experience in investment banking and emerging growth companies. He joined Tyme from Barclays Capital Inc., where he had been the Head of Commercial Pharma since February 2016. Before Barclays, Mr. Taylor spent ten years at Goldman, Sachs & Co. in various positions of increasing responsibility, most recently as Head of Emerging Pharma from August 2013 to February 2016 and Co-Head of Chinese and Southeast Asian Healthcare from January 2012 to July 2013. Mr. Taylor has extensive experience in pharmaceutical business models, financing and strategic transactions, with a focus on developmental and midcap biopharma. In addition to investment banking, he also spent two years at a medical diagnostic start-up, leading its finance and business development functions. In addition to his role at Tyme, Mr. Taylor serves as an outside finance and strategy consultant to Aetion, Inc., a healthcare technology company.

CORPORATE GOVERNANCE

Code of Ethics

We have a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller and all other employees. The purpose of the Code of Ethics is to provide written standards that are reasonably designed to promote: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Ethics; accountability for adherence to the Code of Ethics; and to deter wrongdoing. The Code of Ethics is available on our website at www.tymeinc.com. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Ethics to the extent applicable to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Our employees are also subject to the code of ethics of Insperity, Inc. (“Insperity”), the professional employer organization to which we outsource certain human resources matters. The Insperity code of ethics is designed to promote principles and values similar to our Code of Ethics.

Leadership and Board Structure

Our Board consists of David Carberry, Donald W. DeGolyer, Steve Hoffman, Douglas A. Michels, Dr. Gerald Sokol, Paul Sturman and Timothy C. Tyson. The Board currently combines the role of Chairman and the role of Chief Executive Officer and does not have a lead independent director position. Steve Hoffman currently serves as both Chairman and Chief Executive Officer, in addition to serving as the Company’s Chief Science Officer. The Board believes this is the most efficient and effective leadership structure for the Company at this time. Mr. Hoffman is one of the Company’s largest stockholders, and owns 26,492,478 shares or 20.92% of the outstanding Common Stock as of the record date. Mr. Hoffman is the co-founder of the Company’s precursor, Tyme, Inc., and has been the Chairman of Tyme, Inc. since its formation in 2013. The Board believes that he is uniquely qualified through his experience and expertise to set the agenda for, and lead discussions of, strategic issues for the Company at the board level.

We believe that a classified board promotes both the independence of our directors and continuity in our Board. A three-year term helps ensure that the Board is comprised of experienced directors who are well-versed in our business, strategic goals, history and culture. It allows directors to develop the deep understanding of our complex business, ongoing clinical trials, and historical operations that we believe is critical to effectively overseeing our business and guiding our strategy. We also believe that a staggered board promotes stockholder value in the transactional context in that it encourages any would-be acquiror of the Company to negotiate at arms-length with the Company to ensure the fairness and adequacy of any offer, protect stockholders against abusive tactics during a takeover process, and, as appropriate, negotiate the best possible return for all stockholders. We believe a classified board is an effective method of protecting long-term stockholder interests and value while not compromising on accountability.

Director Independence

The Board has reviewed the independence of the directors under the applicable Nasdaq standards. Based upon this review, the Board has determined that Dr. Sokol and Messrs. Carberry, DeGolyer, Michels, Sturman and Tyson meet the Nasdaq definition of independent and that each member of the Compensation Committee and Nominating and Corporate Governance Committee meets the heightened independence standards under Nasdaq and SEC rules.

After review of all relevant transactions or relationships between each director, or any of his family members, and the Company, our senior management and its independent registered public accounting firm, the

Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, as currently in effect, excluding Mr. Hoffman, who serves as an executive officer of Tyme. Tommy G. Thompson, who served as a director until February 29, 2020, was also an independent director, meeting the heightened independence standards under Nasdaq and SEC rules to serve on the Compensation Committee.

Risk Oversight

Risk assessment and oversight are an important part of our governance and management processes. Our management is responsible for our day-to-day risk management activities. The Board oversees the implementation of risk mitigation strategies by management and encourages management to incorporate risk management into our corporate strategy and day-to-day business operations. Management evaluates strategic and operational risks and conducts specific strategic planning and review sessions during the year that include a discussion and analysis of the risks facing us. Our Board is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions. Our Board administers this oversight function directly through the Board as a whole, as well as through the Audit Committee. The Board believes its leadership structure is effective in fulfilling its role in the oversight of our risks.

Communications with Directors

Interested parties may communicate with our Board or with an individual director by writing to our Board or to the particular director and mailing the correspondence to: Tyme Technologies, Inc., 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921, Attention: Corporate Secretary. In light of disruptions caused by the COVID-19 pandemic, we advise that you also send a copy via email to investorrelations@tymeinc.com. The Corporate Secretary will promptly relay to the addressee all communications that he determines require prompt attention and will regularly provide our Board with a summary of all substantive communications.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending qualified director candidates for election to the Board. The Board as a whole is responsible for approving nominees. The committee may solicit current directors and executives of the Company for the names of potentially qualified candidates or ask directors and executives to pursue their own business contacts for the names of potentially qualified candidates. Once potential candidates are identified, the committee reviews the backgrounds of those candidates, evaluates candidates’ independence from the Company and potential conflicts of interest (including actual or potential competition with the Company) and determines if candidates meet the qualifications desired for election as a director and makes a recommendation to the whole Board. The committee considers the diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board. The Company considers diversity broadly to include differences of viewpoint, professional experience, individual characteristics and qualities and skills, resulting in naturally varying perspectives among the directors and individual skills that complement the full Board. In particular, the committee seeks candidates that have a depth of experience and skills in areas relating to biopharmaceutical development, commercialization, strategy, and regulatory matters. The committee is actively seeking new Board talent and may engage a third-party search firm to help identify and evaluate potential candidates.

The committee also will consider candidates for director recommended by stockholders so long as the recommendations comply with our Certificate of Incorporation and By-Laws and applicable laws, rules and regulations, including those promulgated by the SEC. The committee will evaluate such recommendations in accordance with our Certificate of Incorporation and By-Laws, and such other criteria it deems appropriate. Stockholders wishing to recommend a candidate for nomination should comply with the procedures set forth in the section above entitled “Questions and Answers-How do I recommend a director nominee?”

Board Composition and Diversity

The Board is comprised of directors with different professional experiences, skills and viewpoints who provide unique contributions to the development and oversight of the Company. The director biographies included in this Proxy Statement indicate each director’s experience, qualifications, attributes and skills that led the Board to conclude that each should continue to serve as a member of our Board. Our Nominating and Corporate Governance Committee and Board believe that the directors have each have had substantial achievement in their professional and personal pursuits and possess the background, talents and experience that our Board desires and that will contribute to the best interests of our Company, align with our long-term strategy and protect long-term stockholder value. As further discussed below, Messrs. Carberry, DeGolyer, Michels and Tyson serve on our Strategic Planning Committee, dedicating more of their time and expertise to assist the Board with its responsibilities for the Company’s mission, vision and strategic direction.

While the Company does not have a formal policy on diversity, as part of its process to seek new Board talent, the Nominating and Corporate Governance Committee is actively seeking gender and ethnically diverse candidates and intends to add at least one such candidate to the Board in fiscal year 2021. See “Director Nominations” above for how the Board considers diversity of directors as part of the overall mix of factors when identifying and evaluating candidates for the Board.

Policies and Procedures for Related Person Transactions

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

Board of Directors Meetings and Committees

There were eight meetings of the Board during the fiscal year ended March 31, 2020. During fiscal year 2020, our non-management directors met six times in executive session. During the fiscal year ended March 31, 2020, each director, except Mr. Sturman, attended at least 75% of the total number of meetings of the Board and the committees on which he served during fiscal year 2020. Mr. Sturman was unable to attend several Board and committee meetings for committees on which he serves due to unforeseen scheduling conflicts. Despite this, Mr. Sturman has been actively engaged with the Company and has served as an important advisor to the Company outside of Board and committee meetings and has been regularly available to management to provide strategic advice. He also attended at least 75% of all Board and committee meetings for committees on which he served during fiscal years 2018 and 2019 and expects to attend all remaining meetings in fiscal year 2021. As his biography indicates, our Board believes that Mr. Sturman’s extensive experience in the pharmaceutical and consumer healthcare businesses, including his extensive experience in senior management, marketing, operations and strategy, has allowed him to make and will continue to allow him to make significant contributions to the Board. Furthermore, in light of more advanced scheduling of meetings for fiscal year 2021 and assurances from Mr. Sturman, the Board believes the scheduling conflicts are unlikely to recur and therefore the Board has decided to re-nominate Mr. Sturman as a Class III director at this year’s annual meeting.

While we do not maintain a formal policy regarding director attendance at annual meetings of security holders, we expect that, absent compelling circumstances, directors will attend such meetings, including the Annual Meeting. Six of the current seven directors attended the annual meeting in 2019. Mr. Thompson also attended the 2019 annual meeting.

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees for such term or terms as our Board may determine or until their earlier resignation or death. Each of these committees are governed by a written charter, which are posted on our website at www.tymeinc.com.

In addition, Messrs. Carberry, DeGolyer, Michels and Tyson serve on the Strategic Planning Committee of the Board and generally target to meet with management on a quarterly basis or more frequently as appropriate. The committee was organized in November 2018 and formally established by the Board in May 2020. Mr. Michels serves as the chairman of the committee. He and Messrs. Carberry, DeGolyer and Tyson assist the Board with its responsibilities for the Company’s mission, vision and strategic direction and are provided updates on the Company’s progress on various initiatives. The Company is in the process of establishing the committee’s charter and determining the compensation for its members.

From time to time, our Board may also establish other special committees when necessary to address specific issues.

Audit Committee

We have a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our Audit Committee consists of Messrs. Carberry, DeGolyer and Tyson, with Mr. Carberry serving as the Chair. The Audit Committee met four times during fiscal year 2020. Our Board has affirmatively determined that Messrs. Carberry, DeGolyer and Tyson each meet the definition of “independent director” for purposes of serving on an audit committee under Rule 10A-3 under the Exchange Act and the Nasdaq rules. The Board has determined that Mr. Carberry qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee is primarily responsible for selecting, retaining and overseeing the work of our independent registered public accounting firm, overseeing the audit, reviewing our annual audited and interim financial results and providing risk and compliance oversight. Among other things, this includes:

•	To select, retain, compensate, oversee and terminate, if necessary, any registered public accounting firm engaged for the purpose of preparing or issuing an audit report;

•

To review with management and the Company’s independent auditors: critical accounting policies and practices used in an audit, any major issues regarding accounting principles and financial statement presentation and any audit problems or difficulties;

•

To review with management and the Company’s independent auditors: the adequacy and effectiveness of the Company’s financial reporting processes, internal control over financial reporting and disclosure controls and procedures, including any significant deficiencies or material weaknesses;

•	To review and discuss with the Company’s independent auditors and management the Company’s annual audited financial statements (including the related notes); and

•

To review and discuss with management the risks faced by the Company and the policies, guidelines and process by which management assesses and manages the Company’s risks and the steps management has taken to monitor, minimize and control such exposures.

Compensation Committee

Our Compensation Committee was established in March 2018 and consists of Messrs. Carberry, DeGolyer and Michels, who was appointed to the committee in May 2020, with Mr. DeGolyer serving as the Chair. Until his resignation in February 2020, Mr. Thompson served on the Compensation Committee. The Compensation

Committee met five times during fiscal year 2020. This committee oversees compensation and benefits policies and programs for the Company, including compensation of the Company’s executive officers and non-employee directors. Among other things, its duties include:

•

To annually review, and recommend to the Board for approval, the corporate goals and objectives applicable to the compensation of the CEO and evaluate at least annually the CEO’s performance in light of those goals and objectives;

•

To review and approve the compensation of all executive officers other than the CEO and to review, and recommend to the Board for approval, the corporate goals and objectives applicable to the compensation of all executive officers;

•	To review and approve and, when appropriate, recommend to the Board for approval, any employment agreements and any severance arrangements or plans;

•	To review all director compensation and benefits for service on the Board and Board committees and to recommend any changes to the Board as necessary;

•

To review and recommend to the Board for approval the frequency with which the Company will conduct Say-on-Pay votes, taking into account the results of the most recent stockholder advisory vote on frequency of Say-on-Pay votes required by Section 14A of the Exchange Act, and review and approve the proposals regarding the Say-on-Pay vote and the frequency of the Say-on-Pay vote to be included in the Company’s proxy statement; and

•	To oversee engagement with stockholders and proxy advisory firms on executive compensation matters.

In connection with the performance of its duties, the Compensation Committee has (i) unrestricted access to and assistance from the officers, employees and independent auditors of the Company and such resources and support from the Company as the Compensation Committee deems necessary or desirable, and (ii) the authority to employ, at the expense of the Company, such experts and professionals as the Compensation Committee deems necessary or desirable from time to time. The Compensation Committee may also delegate any of its responsibilities to a subcommittee as it may deem appropriate in its sole discretion.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee was established in March 2019 and consists of Messrs. Michels, Sturman and Tyson, who was appointed to the committee in May 2020. Until his resignation in February 2020, Mr. Thompson served as the chair of the committee. Mr. Michels now serves as the chair. The Nominating and Corporate Governance Committee met three times during fiscal year 2020. This committee is responsible for determining the qualifications, qualities, skills, and other expertise required to be a director and to make recommendations to the Board regarding the selection and approval of the nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders. It is also responsible for periodically reviewing the Board’s committee structure and composition and to make recommendations to the Board regarding the appointment of directors to serve as members of each committee and committee chairmen. Among other things, its duties include:

•	To review the Company’s corporate governance practices;

•	To develop and recommend corporate governance guidelines for Board approval;

•	To develop a more robust process for evaluating directors before nomination for reelection; and

•	To determine the overall qualifications required to be a director.

DIRECTOR COMPENSATION

The Company has adopted a director compensation policy for non-employee directors. Under the compensation policy, each of our non-employee directors is entitled to receive annual cash compensation in the amount of $50,000, to be paid on a quarterly basis, as well as stock option awards. From time to time, our non-employee directors have in the past deferred and may in the future defer the right to receive cash payable pursuant to our non-employee director compensation policy to conserve cash resources. In the future, they may elect to receive the cash award in the form of stock options also to conserve cash reserves.

On September 19, 2019, the Compensation Committee also conducted a review of the Company’s director compensation policy, in consultation with the independent compensation consulting firm Pearl Meyer & Partners, LLC (“Pearl Meyer”). In connection with the review, and upon the recommendation of the Compensation Committee, the Board approved certain changes to the director compensation program to lengthen the vesting period of initial grants to new directors and to eliminate the practice of also providing directors a pro rata annual grant at the time of initial election, such that the program now consists of the following:

•

Upon an initial election of a director to the Board, each new director will receive a grant of options to purchase 100,000 shares of our Common Stock under our 2016 Stock Option Plan for Non-Employee Directors, as amended and restated May 24, 2018 (the “2016 Plan”), which shares will vest in equal quarterly increments over a three-year period from the date of grant rather than over a one-year period;

•	An annual grant of options to purchase 50,000 shares of Common Stock under the 2016 Plan, which vests in equal quarterly increments over a one-year period from the date of grant; and

•	An Annual cash retainer of $50,000 paid on a quarterly basis.

Directors serving on a committee are also entitled to additional cash compensation as follows:

Committee	Annual Cash Retainer
Audit	Chair: $15,000 Member: $7,500
Compensation	Chair: $12,500 Member: $6,250
Nominating and Corporate Governance	Chair: $8,250 Member: $4,125

Members of the Strategic Planning Committee were not compensated during fiscal year 2020. However, as the committee was formalized in May 2020, the Company is in the process of determining cash compensation for its members for the 2021 fiscal year.

See “Executive Compensation Overview” for further identification of the peer biotech and pharmaceutical companies that were considered as part of this benchmarking analysis.

Director Compensation Table

The table below includes information about the compensation paid to non-employee directors with respect to the fiscal year ending March 31, 2020. Mr. Hoffman, the only Company employee on the Board, does not receive any director compensation for Board service.

Name(1)	Fees Paid or Earned in Cash ($)	Option Awards(2) ($)	All Other Compensation ($)	Total Compensation ($)
David Carberry	71,250	37,360	—	108,610
Donald W. DeGolyer	70,000	37,360	—	107,360

Name(1)	Fees Paid or Earned in Cash ($)	Option Awards(2) ($)		All Other Compensation ($)		Total Compensation ($)
Douglas A. Michels	54,125	37,360		—		91,485
Dr. Gerald Sokol	50,000	37,360		15,000	(3)	102,360
Paul L. Sturman	53,524	37,360		—		90,884
Tommy G. Thompson(4)	59,125	37,360	(5)	25,471	(6)	121,956
Timothy C. Tyson	57,500	37,360		—		94,860

(1)	The table immediately below indicates each director’s outstanding option awards as of the fiscal year end.
(2)

This column lists the aggregate grant date fair value of options awarded to directors pursuant to the 2016 Plan, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. These values have been determined based on assumptions set forth in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year-ended March 31, 2020.

(3)	Dr. Sokol was paid these fees in connection with his services on the Company’s Science Development Committee.
(4)	Mr. Thompson resigned from the Board effective February 29, 2020. Following his resignation, in March 2020, the Company engaged Mr. Thompson as a special consulting advisor.
(5)

Pursuant to SEC rules, the amount reflected above is the aggregate grant date fair value of the options awarded to Mr. Thompson computed in accordance with FASB ASC Topic 718. See footnote 1 above. Due to his resignation in February 2020, however, Mr. Thompson forfeited 25,000 options initially granted as director compensation for fiscal year 2020 such that expense net of forfeitures was $18,680.

(6)

On March 23, 2020, Mr. Thompson was granted 50,000 options under the 2015 Equity Incentive Plan as compensation for his services as a special consulting advisor to the Company, the grant date fair value of which, measured in accordance with footnote 1 above, was $23,847. The exercise price for the options is $0.98 and the options expire on March 22, 2025. Mr. Thompson was also reimbursed $1,624 for travel expenses.

Outstanding Equity Awards for Non-Employee Directors as of March 31, 2020

The following table sets forth information regarding unexercised stock options for each Director outstanding as of March 31, 2020. We have not awarded stock grants or other equity incentive awards and as such have not made any disclosures regarding such awards.

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
David Carberry	25,000	—	2.95	03/28/2027
	75,000	—	2.90	05/24/2028
	50,000	—	2.33	08/26/2028
	25,000	25,000	1.18	08/22/2029
Donald W. DeGolyer	100,000	—	2.90	05/24/2028
	50,000	—	2.33	08/26/2028
	25,000	25,000	1.18	08/22/2029
Douglas A. Michels	145,833	—	2.71	10/01/2028
	25,000	25,000	1.18	08/22/2029
Dr. Gerald Sokol	25,000	—	8.75	05/09/2026
	75,000	—	2.90	05/24/2028
	50,000	—	2.33	08/26/2028
	25,000	25,000	1.18	08/22/2029

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Paul L. Sturman	14,880	—	4.10	11/22/2022
	25,000	—	2.90	02/24/2027
	75,000	—	2.90	05/24/2028
	50,000	—	2.33	08/26/2028
	25,000	25,000	1.18	08/22/2029
Tommy G. Thompson(1)	—	50,000	0.98	03/22/2025
	25,000	—	8.75	05/09/2026
	75,000	—	2.90	05/24/2028
	50,000	—	2.33	08/26/2028
	25,000	—	1.18	08/22/2029
Timothy C. Tyson	50,958	—	4.10	11/22/2022
	25,000	—	8.75	05/09/2026
	75,000	—	2.90	05/24/2028
	50,000	—	2.33	08/26/2028
	25,000	25,000	1.18	08/22/2029

(1)	Mr. Thompson resigned from the Board effective February 29, 2020.

OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners and Management

As of July 1, 2020, the record date, the Company had 126,610,446 shares of Common Stock outstanding. The following tables set forth certain information regarding the ownership of shares of Tyme’s Common Stock as of the close of business on that date, by:

•	each person known by Tyme to beneficially own more than 5% of the outstanding shares of each class of our stock;

•	each of our directors;

•	each of our Named Executive Officers (as defined under “Executive Compensation” below) who currently serve in such roles; and

•	all of our directors and executive officers as a group.

Beneficial ownership data below includes stock options and warrants that are exercisable within sixty days after July 1, 2020 (“Currently Exercisable”).

The following table sets forth certain information regarding the beneficial ownership of the Common Stock for each director and Named Executive Officer for fiscal year 2020 and all directors and executive officers of the Company as a group. The number of shares beneficially owned is as of July 1, 2020.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock Owned	Options Exercisable Within 60 Days of Record Date	Percentage
Named Executive Officers and Directors(1)
David Carberry	50,000	200,000	0.20%
Donald W. DeGolyer	—	200,000	0.16%
Steve Hoffman(2)	26,492,478	500,000	21.24%
Michele Korfin	5,000	491,250	0.39%
Douglas A. Michels(3)	60,000	195,833	0.20%
Dr. Gerald Sokol	5,865	200,000	0.16%
Paul Sturman	—	214,880	0.17%
Ben R. Taylor	10,000	2,147,994	1.68%
Timothy C. Tyson(4)	5,865	250,958	0.20%
All directors and executive officers as a group (thirteen persons)(5)	26,696,940	7,521,337	25.51%

(1)	The address of each of the beneficial owners identified herein is 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921.
(2)

Includes shares of Common Stock for which this holder possesses sole voting power, but which are subject to a Currently Exercisable (non-Company) option through which a fellow executive officer, Mr. Biehl, may acquire 490,000 shares from Mr. Hoffman with an expiration date of March 2027. See footnote 5 hereto.

(3)	Mr. Michels holds his Common Stock in a joint account with his spouse and, accordingly, shares voting and investment power over such shares.
(4)	Mr. Tyson’s spouse, as co-trustee of the Tyson Revocable Trust, shares voting and investment power over 5,865 shares of Common Stock held in a trust account.

(5)

Shares subject to the non-Company option described in footnote 2 are counted once as currently owned shares, and not double-counted as Currently Exercisable options for purposes of this calculation. Mr. Biehl has another option through which he may acquire 490,000 shares from a non-affiliate Tyme stockholder with an expiration date of March 2027, which shares are included as Currently Exercisable options for purposes of this calculation.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 1, 2020 for each person known to the Company who beneficially owns more than five percent of the Company’s outstanding Common Stock, the name and address of such beneficial owner and the percentage such shares comprise of the outstanding Common Stock, other than Mr. Hoffman, who is discussed in table directly above.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Common Stock Owned	Options Exercisable Within 60 Days of Record Date	Percentage
Christopher F. Brown(1) 390 Park Avenue, 7th Floor New York, NY 10022	6,368,727	—	5.03%
Michael Demurjian(2) 157 Broad Street, Suite 304 Red Bank, NJ 07701	25,518,546	500,000	20.46%
Eagle Pharmaceuticals, Inc. 50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ 07677	10,000,000	—	7.89%

(1)

Based on a Schedule 13G filed with the SEC on April 25, 2018 by Christopher F. Brown reflecting holdings as of November 3, 2017 and the Form 4 filed by Christopher F. Brown on April 25, 2018 reflecting holdings as of February 28, 2018 and subsequent records from the beneficial owner.

(2)

Based on a Schedule 13G/A filed with the SEC on February 14, 2020 by Michael Demurjian, reflecting holdings as of January 7, 2020, Mr. Demurjian’s Form 4/A filed on June 24, 2020, as well as the Company’s records subsequent those dates. Mr. Demurjian’s ownership includes 490,000 shares of Common Stock for which this holder possesses sole voting power, but which are subject to a currently exercisable (non-Company) option through which a third party may acquire certain shares. As noted in footnote 5 to the table directly above, these shares are also reflected as Currently Exercisable options for purposes of the calculation of beneficial ownership of the Company’s directors and officers as a group.

(3)

Based on a Schedule 13G filed with the SEC on January 17, 2020, by Eagle Pharmaceuticals, Inc. (“Eagle”) reflecting holdings as of January 7, 2020. The Company issued and sold these shares to Eagle pursuant to a Securities Purchase Agreement, dated January 7, 2020.

DELINQUENT SECTION 16(a) REPORTS

Based solely on (i) our review of reports submitted to us during and with respect to the year ended March 31, 2020, filed with the SEC pursuant to Section 16(a) of the Exchange Act, including any amendment thereto and (ii) written representations of our directors, executive officers and certain beneficial owners of more than 10% of our Common Stock, we believe that, with the following exceptions, all reports required to be filed under Section 16(a) of the Exchange Act, with respect to transactions in our equity securities through March 31, 2020, were filed on a timely basis, except for the grant of an option to purchase 50,000 shares of Common Stock to each of Dr. Sokol and Messrs. Carberry, DeGolyer, Michels, Sturman, Thompson and Tyson on August 22, 2019 as annual compensation for director service, which grants were reported on August 27, 2020 for each of these directors.

EXECUTIVE COMPENSATION OVERVIEW

Tyme is a “smaller reporting company” as defined by the SEC, and is therefore is not required to provide, and does not purport to provide, all of the disclosures required for a “Compensation and Discussion Analysis” as set forth in rules promulgated by the SEC. The Company is, however, providing a brief overview of its executive compensation program in order to aid its stockholders’ understanding of how its business and performance affects executive compensation decisions.

Objectives of our Compensation Program

Our compensation program has been designed to attract, motivate and retain quality executive officers who will manage and lead the Company and will advance us toward achievement of our corporate and strategic goals. The program is also intended to be fair and equitable to the Company’s executive officers and stockholders. We also strive to increase the value of the Company, align the interests of our executive officers with those of our stockholders, and to reward our executive officers, at reasonable cost, for achievements and advances of the Company’s goals.

General

Our executive officer compensation program consists of the following elements:

•	Base salary;

•	Cash Incentive Bonus Plan;

•	Stock option awards; and

•	Employee benefits.

The amounts of compensation awarded for each element of the Company’s compensation program (i.e., base salary, bonuses and stock options) are reviewed in connection with the Company’s performance. Each of these elements is described in more detail below. In May 2018, we engaged an independent compensation consultant, Pearl Meyer to help perform a comprehensive review of our executive compensation practices and policies. As a result of this review, we implemented several changes to our compensation structure. To date, compensation has generally been determined based on negotiations with employees during the hiring process and available resources. Pearl Meyer was again engaged as an independent compensation consultant in fiscal year 2020. As we continue to review our policies with Pearl Meyer, we have continued to formalize and further develop our approach to compensation and to implement compensation policies going forward.

The Role of the Board, the Compensation Committee and Management

Our Compensation Committee is responsible for determining the recommended compensation of our executive officers, including our Named Executive Officers (defined further below), except our Chief Executive Officer. The Compensation Committee annually evaluates the CEO’s performance and Tyme’s performance against its pre-established goals and makes recommendations to the independent members of the Board about the CEO’s performance and compensation.

The Board then considers the Compensation Committee’s recommendations as part of its review and approval of the CEO’s compensation. The members of the Compensation Committee are currently Messrs. DeGolyer (chairman), Carberry and Michels. Mr. Thompson served on the Compensation Committee until his resignation from the Board in February 2020. Each of the current members is an “independent director” under Nasdaq listing standards and a “Non-Employee Director” within the meaning of Section 16 of the Exchange Act.

The Compensation Committee advises our Board concerning the Company’s compensation philosophy and policies, in general, and, in particular, reviews and approves, or recommends to the Board for review and approval, the compensation of our Chief Executive Officer and other executive officers and of members of the Board. In conducting its work, the Compensation Committee consults with the Chief Executive Officer, other members of management, and may consult third-party compensation consultants. Recommendations and decisions made by the Compensation Committee are reported to the full Board for approval or ratification, as appropriate.

Compensation Consultant Role in Executive Compensation

While the Compensation Committee or Board ultimately makes all executive compensation decisions, the Compensation Committee engages the services of outside advisors for assistance. Since 2018, the Compensation Committee has directly engaged Pearl Meyer as its independent compensation consultant.

The Compensation Committee has utilized Pearl Meyer throughout these periods to provide independent, objective analysis, advice and information and to generally assist the Compensation Committee in the performance of its duties. The Compensation Committee will typically request information and recommendations directly from the compensation consultant as it deems appropriate to structure and evaluate Tyme’s compensation programs, practices and plans. As part of its engagement, at the direction of the Compensation Committee, the compensation consultant will work, and exchange information, with the Company’s internal legal counsel in its work on the Compensation Committee’s behalf. The Compensation Committee assesses the compensations consultant’s independence each year, considering the amount of fees paid to the consultant, the consultant’s policies designed to prevent conflicts of interest, any stock owned by the consultant, and other factors deemed relevant to the committee.

Elements of Compensation

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and any other factors relevant to that particular job.

Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other change in the job responsibilities of an executive officer. For Named Executive Officers, initial base salaries generally are established in connection with negotiation of an offer of employment and employment agreement. Increases in base salary have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration. Salaries of our Named Executive Officers for fiscal year 2020 and certain prior years are also reported in the Summary Compensation Table.

The following table shows the base salary for each of our Named Executive Officers for fiscal 2019 and fiscal 2020 and as approved for fiscal 2021:

Name	2019		Increase		2020	2021	Increase
Steve Hoffman	$550,000		None		$550,000	$569,250	3.50%
Ben Taylor	$450,000		5.6%		$475,000	$491,750	3.53%
Michele Korfin		$(1)		(1)	$410,000	$425,000	3.66%

(1)	Because Ms. Korfin was not a Named Executive Officer for the fiscal year 2019, her 2019 compensation is not disclosed in the table above as permitted by SEC rules and guidance.

Cash Incentive Plan

During fiscal year 2019, after consultation with Pearl Meyer, the Compensation Committee recommended, and the Board approved, the creation of a Cash Incentive Plan to motivate and reward our executives for achievements related to corporate performance for each fiscal year. Each year, the Board, after recommendation by the Compensation Committee, approves:

•	Corporate performance measures and goals;

•	Target incentive bonus opportunity for each Named Executive Officer, defined as a percentage of his or her annual salary;

•	Funding levels for actual Cash Incentive Plan awards; and

•	Individual awards for the Named Executive Officers, except for the CEO’s award, which is approved by the Board.

Each year, the Board, upon the recommendation of the Compensation Committee, establishes major corporate objectives for the coming fiscal year related to clinical activities, operations and administration (the “Corporate Objectives”). The Board believes the Corporate Objectives will contribute to the long-term success of the Company by aligning with and driving the execution of the Company’s business strategy. For fiscal 2020, the corporate objectives related to awarding incentive bonus payments consisted of:

•	Clinical (Pancreatic): Release updated data from Part 1 of Tyme-88-Panc, our pancreatic cancer trial, at an accredited medical meeting or peer-reviewed publication and initiate pivotal phase.

•

Clinical (Other): Release final data from Phase II prostate cancer study at an accredited medical meeting or peer-reviewed publication and initiate additional clinical trial outside of pancreatic cancer.

•	Pre-Clinical: Present or publish pre-clinical data supporting the mechanism of action of SM-88, our lead drug candidate, at an accredited medical meeting or peer-reviewed publication.

•

Operations: Maintain adequate clinical supply and validate second source manufacturing partner, and develop integrated plan for commercial launch preparation, including necessary regulatory, commercial and manufacturing activities.

•	Administration/Financial: Execute financing strategy to sustain operations through public markets and/or strategic partnerships and maintain adequate capitalization.

Each year, the Compensation Committee recommends, and the Board approves and establishes, the target cash incentive opportunity for each executive officer assuming full achievement against the Corporate Objectives. For 2020, the target cash incentive opportunity for each of the Named Executive Officer was considered to be within the competitive range of market data provided to the Compensation Committee by Pearl Meyer. The following table shows the amount of the target incentive for each Named Executive Officer as of March 31, 2020 as a percentage of salary and the dollar amount:

Name	Target Incentive 2020 (%)	Target Incentive Bonus 2020 ($)
Steve Hoffman	60%	$330,000
Ben Taylor	45%	$213,750
Michele Korfin	40%	$164,000

At the end of the fiscal year, the Compensation Committee reviews and approves the level of the Company’s achievement against the Corporate Objectives, except for the CEO’s achievement, which is approved by the whole Board, excluding the CEO. In addition to its assessment of achievement against each Corporate Objective, the Compensation Committee may consider Tyme’s performance as a whole during the fiscal year, including matters not included in the Corporate Objectives. In reviewing the Company’s level of achievement against the Corporate Objectives, the Compensation Committee determined that the Company executed on each of the goals and approved the recommended incentive bonus funding level at 105%. In making this determination, the committee acknowledged that the Company’s presentation of the pre-clinical data noted in the Corporate Objectives above was planned for the 2020 fiscal year, but was delayed and rescheduled until June 2020 as a result of the COVID-19 pandemic. The committee determined the Company still accomplished this objective as it otherwise would have been prepared to timely present and should receive credit. Further, the committee recognized that although the Company did not achieve all of its Corporate Objectives for operations, it exceeded its clinical Corporate Objective for pancreatic cancer as SM-88 was included in an adaptive randomized Phase II/III trial with registration intent known as Precision PromiseSM sponsored by the Pancreatic Cancer Action Network, which initiated in January 2020, thereby justifying a bonus funding level above 100%. Following the determination of the corporate achievement, the Compensation Committee will consider the performance of each Named Executive Officer in arriving at the individual awards, if any, to be made.

The Compensation Committee’s determination of the Company’s level of achievement against the Corporate Objectives is the basis for establishing the funding available for awards. Notwithstanding these determinations, the Compensation Committee and the Board can determine individual awards that are above or below the corporate level of achievement based on their evaluation of that individual’s performance. The Compensation Committee believes this flexibility is an important tool to aid in the retention of key talent, reward significant achievement by individual employees, motivate employees and recognize management decision-making focused on generating long-term value for stockholders over short-term achievement of the Corporate Objectives. In fiscal year 2020, the Compensation Committee considered the 105% achievement of the Corporate Objectives and each Named Executive Officer’s individual performance in determining each Named Executive Officer’s incentive bonus award. In determining the amount of each Named Executive Officer’s award, the Compensation Committee and the Board also considered a Named Executive Officer’s performance against individual goals and the CEO’s input with respect to the performance of the Company and the other executive officers. As a result, Mr. Hoffman was awarded 105%, Mr. Taylor was awarded 105% and Ms. Korfin was awarded 105% of their respective targeted bonus amounts.

The following table shows the achievement of the targets for each Named Executive Officer as of March 31, 2020 as a percentage of the target incentive bonus amount and the dollar amount:

Name	Achievement Incentive Bonus 2020 (%)	Incentive Bonus ($)
Steve Hoffman	105%	$346,500
Ben Taylor	105%	$225,000
Michel Korfin	105%	$173,000

Stock Option Grants

We provide stock option grants to our executives to complement cash salaries and cash incentives, incentivize new hires to achieve our corporate and strategic goals, and align executive compensation with the long-term interests of our stockholders and stock value. We historically provided stock option grants to our Named Executive Officers upon their initial hiring, as negotiated in their employment agreements. The Compensation Committee has the discretion to grant stock option compensation to promote high performance and achievement of our corporate objectives by our executives. In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate in accordance with the 2015 Equity Incentive Plan. In addition, our CEO, as sole member of our Non-Executive Equity Incentive Committee, established by the Compensation Committee, has limited discretionary authority to grant stock options under the 2015 Equity Incentive Plan to our non-executive employees, subject to certain volume limitations.

In fiscal 2020, each of Mr. Taylor and Ms. Korfin was awarded stock options; however, in light of his significant share ownership, Mr. Hoffman and the Compensation Committee agreed that he would not be awarded stock options.

Benefits Plans

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical insurance, dental insurance, vision insurance, basic life and personal accident insurance, long and short-term disability insurance, medical flexible spending accounts, adoption assistance and commuter benefits. The Company obtains certain of these benefits through Insperity. All of our executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We generally do not offer our Named Executive Officers any material compensation in the form of perquisites, but any perquisites provided to our Named Executive Officers and described in the footnotes to the Summary Compensation Table are offered to encourage the long-term retention of our executives.

Limits on Hedging and Pledging

As part of our insider trading policy, all employees, including executive officers, and members of our Board are prohibited from engaging in hedging transactions involving our securities, including short sales and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our Board, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for transactions with the pre-approval of our Chief Compliance Officer.

Tax Considerations

The applicability of Section 162(m) of the Code, may affect the tax deductibility of certain portions of Named Executive Officers’ compensation. Under Section 162(m) of the Code, the Tax Cuts and Jobs Act of 2017 eliminates the performance-based compensation exception such that all compensation over one million dollars paid to “covered employees” would be nondeductible. Notwithstanding the changes to the tax deductibility requirements of Section 162(m) of the Code, the Company continues to believe that a meaningful portion of our executive officers’ compensation should be tied to measures of performance of our business.

The Company does not usually consider the tax consequences to Named Executive Officers of cash compensation or of equity-based compensation, though it considers the tax treatment to the Company for non-qualified options and the non-qualifying disposition of qualified options to be favorable.

Consideration of Advisory Vote on Executive Compensation

We held an advisory vote on executive compensation at the 2018 annual meeting of stockholders (otherwise known as “Say-on-Pay” votes) with over 90% of the votes cast voting to approve the executive compensation of the Company’s then-named executive officers. At the same meeting, the stockholders also voted to recommend an advisory vote on the Company’s compensation once every two years and the Company has followed this recommendation. As such, the Say-on-Pay vote is included as Proposal 2 in this Proxy Statement. While Say-on-Pay votes are not binding on the Company, the Compensation Committee and Board will consider the outcome of our Say-on-Pay votes when making future compensation decisions for our executive officers.

Use of External Data

In consultation with Pearl Meyer, the Company has established the following twenty companies as its peer group for fiscal year 2020. We evaluate this group in conjunction with our review of peer compensation data, which is comprised principally of oncology focused non-commercial, biotechnology and pharmaceuticals companies with products in Phase II or Phase III clinical trials that Pearl Meyer has deemed to be most comparable to us in market capitalization, employee head count and research and development expense.

BeyondSpring, Inc.*	Jounce Therapeutics, Inc.*
BioXcel Therapeutics, Inc.*	Leap Therapeutics, Inc.
Calithera Biosciences, Inc.	MEI Pharma, Inc.*
Checkpoint Therapeutics, Inc.*	NantKwest, Inc.*
ChemoCentryx, Inc.	Pieris Pharmaceuticals, Inc.
Corvus Pharmaceuticals, Inc.*	Sesen Bio, Inc.*
Enochian Biosciences Inc.*	Sunesis Pharmaceuticals, Inc.
Five Prime Therapeutics, Inc.	Syndax Pharmaceuticals, Inc.
Geron Corporation	Syros Pharmaceuticals, Inc.
ImmunoGen, Inc.*	Tocagen, Inc.*

*	Indicates a new peer group company since the 2019 fiscal year.

We compare our executive compensation program and amounts of compensation against our peer group. We generally target total cash compensation, comprised of base salary and target annual incentive bonuses, to be competitive with the 50th percentile of the market. For 2020, the total cash compensation for our Named Executive Officers generally fell within a competitive range of our target positioning. In addition, we generally grant stock options within a competitive range of the market. We size equity grants based on market data that expresses the awards as a percent of common shares outstanding. This sizing approach is helpful to ensure that the dilutive effects of the grants are reasonable. In total, we believe that the compensation for our Named Executive Officers was reasonable given our corporate performance and our financial circumstances. As indicated above, our peer group is subject to change over time, and we expect that the Compensation Committee and we will continue to periodically review and update the list.

EXECUTIVE COMPENSATION

The following table sets forth, with respect to our fiscal years ended March 31, 2020 and 2019, all compensation earned by or paid to all persons who served as Chief Executive Officer of our Company at any time during such periods, and our two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of the last completed fiscal year (collectively, our “Named Executive Officers”).

Except as noted below, no compensation in the form of stock, options or other equity were granted or issued to any of the persons set forth in the following table during the periods indicated as compensation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Steve Hoffman, CEO	2020	550,000	—	346,500	4,289	900,789
	2019	533,333	—	363,000	4,106	900,439
Ben Taylor, CFO, President(3)	2020	475,000	493,350	225,000	10,980	1,204,330
	2019	400,088	788,555	212,500	10,707	1,411,850
Michele Korfin, Chief Operating Officer(4)	2020	410,000	386,169	173,000	11,278	980,447

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts reported above in the “Option Awards” column represents the aggregate grant date fair value of option awards granted in the respective fiscal years, as determined in accordance with ASC 718. These values have been determined based on assumptions set forth in Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year-ended March 31, 2020.

(2)

All Other Compensation includes health insurance premium payments for fiscal year 2020 and 2019 as compensation. For 2020, the Company made health insurance premium payments in the amount of $4,289 for Mr. Hoffman, $10,980 for Mr. Taylor and $11,278 for Ms. Korfin. For 2019, the Company made health insurance premium payments in the amount of $4,106 for Mr. Hoffman and $10,707 for Mr. Taylor.

(3)

In 2018, Mr. Taylor received 129,957 options in lieu of salary ($141,150) for a portion of 2018 and 2019. The option grant vests in six equal installments on the monthly anniversaries of the grant date, November 22, 2017 (21,659.50 each vesting date). Due to Mr. Taylor’s acceptance, in 2018, of options in lieu of salary for a portion of fiscal 2019, he did not receive full cash salary for the 2019 fiscal year.

(4)

Ms. Korfin became our Chief Operating Officer in May 2019. Before that, she served as our Chief Commercial Officer beginning in October 2018. Because Ms. Korfin was not a Named Executive Officer for the fiscal year 2019, her 2019 compensation is not disclosed in the table above as permitted by SEC rules and guidance.

Outstanding Equity Awards as of March 31, 2020

As of March 31, 2020, the following equity awards were outstanding for the benefit of our Named Executive Officers. This table provides information about outstanding unexercised stock options held as of March 31, 2020 by each of the Named Executive Officers that remain outstanding.

	Option Grant Date		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name			Exercisable (#)	Unexercisable (#)
Steve Hoffman	05/09/2016	(1)	500,000	—	$8.75	05/09/2026
Ben Taylor	03/27/2017	(2)	1,500,000	—	$2.95	03/27/2027
	11/22/2017	(3)	129,957	—	$4.10	11/22/2027
	05/24/2018	(4)	233,331	166,669	$2.90	05/23/2028
	05/03/2019	(5)	117,324	351,976	$1.56	05/02/2029

	Option Grant Date		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date
Name			Exercisable (#)	Unexercisable (#)
Michele Korfin	10/09/2018	(6)	237,500	262,500	$2.33	10/09/2028
	05/07/2019	(7)	93,750	281,250	$1.53	05/06/2029

(1)	The option vested 1/36th of the total grant every month after the date of grant.
(2)	The option grant, as amended July 30, 2018, provides that 625,000 options vested as of July 30, 2018 and 1/12th of the total grant vested each quarterly anniversary of the grant date thereafter.
(3)	This option vested 1/6th per month beginning on December 22, 2017.
(4)	The option, as amended July 30, 2018, vests in equal quarterly increments beginning August 24, 2018 through the three-year anniversary of the grant date.
(5)	The option vests over a three-year period in equal quarterly installments beginning July 1, 2019 through April 1, 2022.
(6)	Of the 500,000 options granted, 50,000 options vested on the grant date and the remainder vests in twelve equal quarterly installments of 37,500 shares beginning on January 1, 2019.
(7)	The option vests over a three-year period in equal quarterly installments beginning July 1, 2019 through April 1, 2022.

Option Exercises and Stock Vested During the Fiscal Year Ended March 31, 2020

No stock options were exercised by any Named Executive Officer during the fiscal year ended March 31, 2020. The Company has not made stock awards.

Employment Agreements

Steve Hoffman

On March 5, 2015, the Company entered into employment agreements with its Chief Executive Officer. Under this agreement, the chief executive officer will be entitled to an annual base salary and such performance bonuses as the Company’s Board may determine, from time to time, in its sole discretion. The base salary is reviewed annually by the Company’s Compensation Committee and Board; provided that the base salary may not be decreased from its then current level due to any Board review. The employment agreement has a term of five years; provided, however, that, commencing on the first anniversary of the date of the agreement and on each anniversary thereafter, the term will automatically be extended by one year, such that, at any time during the term of the agreement, the remaining employment term will never be less than four years and one day. If employment is terminated by the Company without Cause or by the executive for Good Reason, the executive will be entitled to receive (i) base salary as in effect at the time of such termination to the extent such amount has accrued through the termination date and remains unpaid, (ii) any earned but unpaid performance bonus as of the termination date, (iii) in return for a timely executed and delivered release, an aggregate amount equal to the sum of base salary the executive would have received from the date of such termination through the then applicable expiration date, which will be payable in the same amounts and at the same intervals as if the employment period had not ended, and (iv) any unpaid expenses as of the termination date. If the employment is terminated for “Cause,” or in the case of the executive’s death or disability, the executive will only be entitled to his base salary through the termination date, plus any accrued and unpaid performance bonus as of the termination date. For purposes of these employment agreements, “Cause” means any one of the following: the executive’s: (i) breach of the employment agreement, (ii) conviction of, guilty plea to, or confession of guilt of, a felony involving the Company, (iii) materially fraudulent, dishonest or illegal conduct in the performance of services for or on behalf of the Company or any of its affiliates, (iv) conduct in material violation of Company policy, (v) conduct that is materially detrimental to the reputation of the Company or any of its affiliates, (vi) misappropriation of funds of the Company or any of its affiliates, (vii) gross negligence or willful misconduct or willful failure to comply with written directions of the Board which directions are within the scope of executive’s duties under the employment agreement, (viii) engaging in conduct involving an act of moral turpitude, or (ix) breach of the duty of loyalty to the Company or its Affiliates. For purposes of these employment agreements, “Good Reason” means the failure of the Company to make all payments due to the executive under the applicable agreement and the continuation thereof for more than five calendar days after notice to the Company of such failure and demand for such outstanding payment(s).

Ben R. Taylor

On March 15, 2017, the Company entered into a letter agreement with Ben R. Taylor, which was effective as of March 23, 2017 (the “Effective Date”), pursuant to which he became President and Chief Financial Officer of the Company, with service and cash compensation payable effective April 3, 2017, which provides for an annual salary and a term which is scheduled to expire on the one-year anniversary of the Effective Date of the letter agreement unless earlier terminated (the “Taylor Letter Agreement”). The Taylor Letter Agreement (i) could renew for an additional one-year period unless timely notice of nonrenewal is given or the Taylor Letter Agreement is earlier terminated, (ii) provides for severance benefits equal to six months of salary in the event of termination by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Taylor Letter Agreement) in return for a timely executed and delivered release and (iii) contemplates the establishment of a performance bonus opportunity based upon the achievement of performance criteria and goals approved by the Board. Pursuant to the Taylor Letter Agreement, the Company granted to Mr. Taylor, effective March 27, 2017 (the “Grant Date”), a nonqualified stock option to Mr. Taylor, which enables Mr. Taylor to purchase up to 1,500,000 shares of Common Stock of the Company at an exercise price per share of $2.95. The Option vests in four equal annual installments on each anniversary of the Grant Date. The Taylor Letter Agreement was amended effective November 29, 2017 to provide for compensation of Mr. Taylor with stock options in lieu of potential future cash compensation.

On July 30, 2018, the Company entered into an amended employment agreement with Mr. Taylor (the “Amended Employment Agreement”) which modified the severance benefits to one year of base salary for a termination “without cause” or for “good reason” and provided that all equity awards would immediately vest in the event of a change of control (as defined in the Company’s 2015 Equity Incentive Plan). The Amended Employment Agreement also changed the duration of each executive’s non-compete and non-solicitation covenants to two years. In connection with the Amended Employment Agreement, the sign-on option, which is subject to the terms of the Company’s 2015 Equity Incentive Plan, was subsequently amended on July 30, 2018 to change the vesting terms to vest as if the original sign-on grant had been made on a three-year vesting schedule, vesting in pro-rata increments, as well as to provide for automatic vesting upon a change of control and to permit “net” cashless exercise without the need for further Board approval.

Michele Korfin

On October 9, 2018, the Company entered into a letter agreement with Michele Korfin, pursuant to which she became Chief Commercial Officer of the Company (the “Korfin Letter Agreement”). The agreement provides for an annual salary of $390,000 and a term that is scheduled to expire on the twelve-month anniversary of the Korfin Letter Agreement unless earlier terminated. The Korfin Letter Agreement (i) automatically renews for additional one-year periods unless timely notice of nonrenewal is given or the Korfin Letter Agreement is earlier terminated and (ii) provides that Ms. Korfin will be entitled to the following severance benefits in the event of termination by the Company without “cause” or by the executive for “good reason” (as such terms are defined in the Korfin Letter Agreement): (a) her base salary as in effect at the time of such termination to the extent such amount has accrued through the termination date and remains unpaid, (b) any earned but unpaid performance bonus as of the termination date, (c) in return for a timely executed and delivered release, an amount equal to one year of her base salary, which will be payable in the same amounts and at the same intervals as if the employment period had not ended, immediate and full vesting of all her equity awards unless Ms. Korfin fails to cure instances of negligence brought to her attention by the Company according to the good faith, reasonable determination by the Board, and if she timely elects continued coverage pursuant to COBRA, payment of her share of the premium cost at the same rate as for active employees of the Company for the 18-month period following the termination date, and (d) any unpaid expenses as of the termination date. Pursuant to the Korfin Letter Agreement, the Company granted to Ms. Korfin, effective October 9, 2018 (the “Grant Date”), a nonqualified stock option, which enables her to purchase up to 500,000 shares of Common Stock of the Company at an exercise price per share of $2.33. 50,000 shares vested on the Grant Date and, beginning on January 1, 2019, the remaining 450,000 shares vest in twelve equal quarterly installments of 37,500 shares. In the event of a “change of control” (as defined in the Company’s 2015 Equity Incentive Plan), all equity awards Ms. Korfin holds will, to the extent unvested, fully vest as of immediately prior to such change of control. Pursuant to the Korfin Letter Agreement, during her employment with the Company or any of its affiliates and for twenty-four months thereafter, Ms. Korfin is subject to non-compete, non-solicitation and non-disparagement obligations.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of March 31, 2020:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price	Number of Securities Remaining Available for Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by stockholders prior to March 31, 2020	11,815,982	(1)	$3.43	6,175,173
Equity compensation plans not approved by stockholders prior to March 31, 2020	29,767	(2)	$5.00	—

Total Equity	11,845,749		$3.43	6,175,173

(1)

11,815,982 shares of our Common Stock are issuable under option awards made prior to March 31, 2020 under our 2015 Equity Incentive Plan and our 2016 Plan, each approved by stockholders; these option awards carry a weighted average exercise price of $3.43 per share. For a description of the terms of the 2015 Equity Incentive Plan and 2016 Plan, please see Note 13 to the consolidated financial statements presented in our 2020 Annual Report.

(2)

29,767 shares of our Common Stock are issuable upon the exercise of certain warrants to purchase common stock as of March 31, 2020 at a weighted average exercise price $5.00 per share. Each of these warrants may be exercised until December 18, 2025 (the tenth anniversary of the issuance). The warrants described in this footnote are limited to warrants issued in return for goods or services provided and do not include warrants issued in connection with capital raising transactions, consistent with applicable SEC disclosure obligations.

(3)	6,175,173 shares of our Common Stock are issuable under awards eligible to be made (and not outstanding) as of March 31, 2020 under our 2015 Equity Incentive Plan and 2016 Plan.

CERTAIN RELATIONSHIPS AND RELATED-PARTY AND OTHER TRANSACTIONS

As a smaller reporting company, SEC rules require us to disclose any transaction for the last two completed fiscal years or any currently proposed transaction in which our Company is a participant and in which any related person has or will have a direct or indirect material interest involving an amount in excess of $120,000 or one percent of the average of the Tyme’s total assets at year end for the last two fiscal years. A related person is any executive officer, director, nominee for director or holder of 5% or more of the Company’s Common Stock or an immediate family member of any of those persons.

In accordance with such SEC rules, in addition to other disclosures contained elsewhere in this report, we note the following related party transactions that occurred during such period:

The Company was provided legal service by Faegre Drinker Biddle & Reath LLP (“Faegre Drinker”), which, prior to February 1, 2020, was Drinker Biddle & Reath LLP (“DBR”). Before joining the Company as Chief Legal Officer, Mr. Biehl was a partner at DBR and a non-employee director of the Company. In that capacity, he received equity compensation payable to non-employee directors generally under the 2016 Plan, as well as cash compensation payable to non-employee directors generally. During the year ending March 31, 2020, the Company incurred approximately $0.9 million in legal charges payable to Faegre Drinker, and the Company had approximately $73,000 and $235,000 in accounts payable and accrued expenses payable to Faegre Drinker at March 31, 2020 and June 30, 2020, respectively. During the year ending March 31, 2019, the Company incurred approximately $1 million in legal charges payable to DBR, and the Company had approximately $325,000 and $377,000 in accounts payable and accrued expenses payable to DBR at March 31, 2019 and June 30, 2019, respectively. In connection with his appointment as Chief Legal Officer, Mr. Biehl resigned as a partner of DBR, effective September 1, 2018, and assumed the consulting role of Counsel to DBR. He is now Of Counsel at Faegre Drinker. In this capacity, Mr. Biehl does not have an interest in the fees Tyme pays to Faegre Drinker.

As noted above in “Common Stock Ownership,” Michael Demurjian, who beneficially owns more than five percent of the Company’s voting securities, resigned as an executive officer and director of the Company effective March 15, 2019. In connection with his resignation, he entered into a Release Agreement, dated March 15, 2019 (the “Release Agreement”), pursuant to which he is entitled to certain severance payments subject to his compliance with obligations and restrictions under the agreement. Mr. Demurjian is entitled to continued payment of his current base salary through March 5, 2024 pursuant to the terms of his employment agreement with the Company, dated March 5, 2015. Additionally, his vested stock options will remain exercisable until March 5, 2024, and he has forfeited all unvested stock options. Mr. Demurjian has also agreed, among other things, not to compete with the Company and not to solicit the Company’s employees, officers, managers or full-time consultants until March 5, 2024. The Release Agreement also places confidentiality and non-disparagement obligations upon Mr. Demurjian and includes a release of all claims against the Company. The Company likewise has a non-disparagement obligation, ending on March 5, 2024. The Company recorded severance expense in connection with the Release Agreement of $2,471,000 for the year ended March 31, 2019, which was recorded at its present value, and paid Mr. Demurjian $18,750 of his severance during the 2019 fiscal year. While the Company recorded no severance expense for the year ended March 31, 2020, the Company paid Mr. Demurjian $510,000 of his severance during the 2020 fiscal year, which includes a one-time payment of $60,000 to satisfy in full all health benefit obligations under the Release Agreement.

AUDIT COMMITTEE REPORT

With respect to Tyme Technologies, Inc.’s (“Tyme” or the “Company”) financial reporting process, the management of the Company is responsible for establishing and maintaining internal controls and preparing Tyme’s consolidated financial statements. Tyme’s independent registered public accounting firm, Grant Thornton LLP (“GT”), is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Tyme’s financial statements. We have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of GT included in its audit of Tyme’s consolidated financial statements.

We have reviewed and discussed the audited consolidated financial statements for the fiscal year ended March 31, 2020 with Tyme’s management and with GT, including the results of the independent registered public accounting firm’s audit of Tyme’s financial statements. We have also discussed with GT all matters required to be discussed by the Standards of the Public Company Accounting Oversight Board (“PCAOB”) and SEC for communication with audit committees, under which GT must provide us with additional information regarding the scope and results of its audit of Tyme’s consolidated financial statements.

We have also received and reviewed the written disclosures and the letter from GT required by applicable requirements of the PCAOB regarding GT’s communications with the Audit Committee concerning independence, and have discussed with GT its independence from Tyme, as well as any relationships that may impact GT’s objectivity and independence.

Based on our review of the matters noted above and our discussions with Tyme’s management and independent registered public accountant, we recommended to the Board of Directors that the audited consolidated financial statements be included in Tyme’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, for filing with the SEC.

Members of the Audit Committee
David Carberry (Chair) Donald DeGolyer Timothy C. Tyson

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our stockholders to approve the compensation of our Named Executive Officers, as set forth in this Proxy Statement. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

The Company welcomes our stockholders’ views on this subject, and our Board and Compensation Committee will carefully consider the outcome of this vote consistent with the best interests of all stockholders. As described in detail in the “Executive Compensation Overview”, our philosophy in setting executive compensation is to designed to attract, motivate and retain quality executive officers who will manage and lead the Company and will advance us toward achievement of our corporate and strategic goals while being fair and equitable to the Company’s executive officers and stockholders. Accordingly, we are seeking a vote on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC for smaller reporting companies, including the Executive Compensation Overview and Executive Compensation sections, the compensation tables and related narrative discussion.

The Board of Directors recommends a non-binding vote “FOR” the approval of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board has appointed GT as our independent registered public accounting firm for the fiscal year ending March 31, 2021. We are asking our stockholders to ratify the selection of GT as our independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, we are submitting the election of GT to our stockholders for ratification as a matter of good corporate practice and because we value our stockholders’ views on our independent registered public accounting firm. In the event that our stockholders fail to ratify the selection, the Audit Committee will review its future selection of independent auditors. Even if our stockholders ratify the election, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of Tyme and our stockholders. Representatives of GT are expected to be present at the virtual Annual Meeting, and they will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

The following table presents fees for professional audit services and other services provided to Tyme by GT for the fiscal years ended March 31, 2020 and 2019.

	Fiscal 2020	Fiscal 2019
Audit Fees(1)	$333,395	$369,624
Audit-Related Fees(2)	$74,028	$135,500
Tax Fees	—	—
All Other Fees	—	—

Total	$407,423	$505,124

(1)

Represents the aggregate fees billed for professional services rendered for the audit and/or reviews of our financial statements as well as for the review of registration statements filed under the Securities Act of 1933, as amended.

(2)	These fees primarily relate to services performed with respect to technical accounting assistance and comfort letters related to securities offerings.

Our Audit Committee currently has not established formal pre-approval policies or procedures but all fees described above were approved by the Audit Committee of our Board.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2021.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice or single set of other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or separate set of Proxy Materials, please notify your broker or us. You can make a request by contacting our Corporate Secretary by phone at (212) 461-2315 and select option three (investor relations) or by mail at 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921. Stockholders who currently receive multiple copies of the Notice at their addresses and would like to request “householding” of their communications should contact their brokers.

Availability of Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 with the SEC on May 22, 2020. We will mail to you without charge, upon written request, a copy of our Annual Report, excluding exhibits. Please send the written request to Tyme Technologies, Inc., 1 Pluckemin Way, Suite 103, Bedminster, NJ 07921, Attention: Corporate Secretary. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 may also be accessed and printed directly from our website at http://www.tymeinc.com under the caption “Investors” or from the SEC’s website at www.sec.gov.

Other Business

Our Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the proxy card will have discretion to vote the shares represented by proxy in accordance with their own judgment on such matters.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. We urge you to vote by proxy at your earliest convenience or by attending the virtual Annual Meeting.

Form of Proxy Card

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK *** EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

TYME TECHNOLOGIES, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on August 19, 2020.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –

If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically at the annual meeting. To attend the annual meeting, visit:

https://www.cstproxy.com/tymeinc/2020

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY .	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THE BOARD OF DIRECTORS OF TYME TECHNOLOGIES, INC. RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. ALL OF THE PROPOSALS ARE PROPOSALS OF THE COMPANY.

	Please mark your votes like this	☒

Proposal 1.		FOR ALL NOMINEES		FOR ALL EXCEPT
Election of Directors			WITHHOLD AUTHORITY FOR ALL NOMINEES
(1)	David Carberry
(2)	Douglas A. Michels	☐	☐	☐
(3)	Paul L. Sturman

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and strike a line through that nominee’s name in the list above.)

Proposal 2.
	An advisory vote regarding the approval of compensation paid to our named executive officers.	FOR	AGAINST	ABSTAIN
		☐	☐	☐

Proposal 3.
Ratification of appointment of Grant	FOR	AGAINST	ABSTAIN
Thornton LLP as independent registered public accounting firm for the fiscal year March 31, 2021.	☐	☐	☐

CONTROL NUMBER

Signature Signature, if held jointly Date , 2020.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Stockholders

To view the 2020 Proxy Statement and 2020

Annual Report to Stockholders and attend the

Annual Meeting, please go to:

https://www.cstproxy.com/tymeinc/2020

 FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TYME TECHNOLOGIES, INC.

The undersigned appoints Steve Hoffman, Ben R. Taylor and James Biehl, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Tyme Technologies, Inc. held of record by the undersigned at the close of business on July 1, 2020 at the Annual Meeting of Stockholders of Tyme Technologies, Inc. to be held on August 20, 2020 at 11:00 AM (Eastern Time), or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO CONTRARY DIRECTION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES TO THE BOARD OF DIRECTORS IN PROPOSAL 1, IN FAVOR OF PROPOSAL 2 AND PROPOSAL 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF COMMON STOCK AT THE ANNUAL MEETING ARE EXPRESSLY REVOKED.

(Continued, and to be marked, dated and signed, on the other side)